Filed Pursuant to Rule 424(b)(3)

Registration No. 333-231417

PROSPECTUS

ALTERITY THERAPEUTICS LIMITED (formerly known as Prana Biotechnology Limited) 809,716,599 Ordinary Shares represented by 13,495,278 American Depositary Shares

This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its pledgees, donees, transferees, or other successors in interest of up to 809,716,599 ordinary shares represented by 13,495,278 American Depositary Shares, or ADSs, of Alterity Therapeutics Ltd., or Alterity, including 539,811,066 ordinary shares represented by 8,996,851 ADSs of Alterity that are issuable upon the exercise of outstanding warrants, or the Warrants, at an exercise price of A$0.045 per ordinary share (A$2.70 per ADS). The Warrants are exercisable beginning June 8, 2019 and expire on December 19, 2019. Life Biosciences LLC, or Life Biosciences, acquired these shares and Warrants from us on April 8, 2019 pursuant to the terms of a purchase agreement, or the Purchase Agreement, by and between us and Life Biosciences.

Our ADSs trade on the Nasdaq Capital Market under the symbol “ATHE”. On May 21, 2019, the last reported sale price of our ADSs on the Nasdaq Capital Market was $1.47 per ADS. Life Biosciences may offer and sell any of the ADSs from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by Life Biosciences, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ADSs by Life Biosciences. We do not know when or in what amount Life Biosciences may offer the ADSs for sale. Life Biosciences may sell any, all or none of the ordinary shares or ADSs offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 22, 2019

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “Alterity” and “our” mean Alterity Therapeutics Limited and its subsidiaries, unless otherwise indicated.

All references to “U.S. dollars” or “US$” in this prospectus are to U.S. dollars, and all references to “Australian dollars” or “A$” are to the currency of Australia.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties, including our ability to among other things: (i) predict the success, cost and timing of our product development activities and clinical trials, including statements regarding the timing of initiation and completion of preclinical studies, and related preparatory work, and the timing of the availability of the results of these studies; (ii) obtain funding for our operations, including funding necessary to complete further development of our drug candidates for the treatment of neurodegenerative diseases, and if successful, commercialization of these candidates as drug or non-drug products; (iii) obtain regulatory approvals for our product candidates; (iv) obtain and maintain intellectual property protection for our product candidates; or (v) predict effects of various events on our future operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described or incorporated by reference in this prospectus. We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ADSs that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 under the name Prana Biotechnology Limited and began limited operations shortly thereafter. We changed our name to Alterity Therapeutics Limited on April 8, 2019. Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain as the aging process progresses. While we historically focused on drugs targeting Alzheimer’s disease and Huntington disease, we are currently concentrating our efforts on drugs targeting Parkinsonian diseases. Other potential applications for our therapies include certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and a variety of orphan neurodegenerative disorders.

Recent Private Placement and this Offering

On December 21, 2018, we entered into a Purchase Agreement with Life Biosciences, pursuant to which Life Biosciences purchased 269,905,533 ordinary shares representing 4,498,425 ADSs for US$7.5 million and was issued warrants exercisable into 539,811,066 ordinary shares representing 8,996,851 ADSs at an exercise price of A$0.045 per share, or A$2.70 per ADS. The Warrants will be exercisable beginning on June 8, 2019 and will expire on December 19, 2019. Our shareholders approved the transaction with Life Biosciences at a general meeting of shareholders held on April 5, 2019 and we received US$7.5 million from Life Biosciences on April 8, 2019.

Pursuant to the Purchase Agreement, Dr. David Sinclair and Mr. Tristan Edwards took office as directors of our company on April 8, 2019 and Life Biosciences received the right to nominate a third director to join our board. Life Biosciences also received the right until December 19, 2019, but has no obligation, to participate in future capital raisings to maintain its percentage ownership in our company, on the same terms of the April 2019 placement. We also agreed to file a registration statement, of which this prospectus forms a part, at our cost.

In addition to the private placement to Life Biosciences, we also completed a placement of 23,430,949 fully paid ordinary shares at the same issue price to raise A$913,807 with warrants to purchase 46,861,898 ordinary shares with the same exercise price, vesting date and expiration date as the warrants issued to Life Biosciences in an offshore transaction. We also retain the right to issue up to approximately 27.7 million shares (each with two free-attaching warrants) on or before July 8, 2019 under the shareholder approval received at the April 5, 2019 general meeting.

Corporate Information

Our registered office is located at Level 3, 62 Lygon Street, Carlton, Victoria 3053 Australia and our telephone number is 011-61-3-9824-5254. Our address on the internet is www.alteritytherapeutics.com. The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

THE OFFERING

Ordinary shares offered by the selling shareholder(s)	809,716,599 shares

NASDAQ Capital Market symbol	“ATHE”

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby except that we may receive up to A$24,291,498 upon the exercise of the Warrants.

Ordinary shares outstanding as of April 9, 2019	860,837,432 shares

Risk factors	Prospective investors should carefully consider the Risk Factors beginning on Page 3 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should consider carefully the risks described below, described under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2018 and described under similar headings in the other documents we incorporate by reference herein, together with all other information in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use and the other information and documents incorporated by reference herein and therein before you make a decision to invest in the ADSs. If any of the identified events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the ADSs to decline and you may lose all or part of your investment. The risks described below or incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections.

Risks Relating to the Offering

Life Biosciences LLC owns 31.35% of the outstanding ordinary shares of our company and has the ability to increase its ownership interest in our company to 57.81%. This concentration of ownership gives Life Biosciences significant influence over our management and affairs and may deter a change in control or other transaction that may be favorable to our shareholders.

Life Biosciences owns 269,905,533 ordinary shares and Warrants to purchase an additional 539,811,066 ordinary shares. Life Biosciences also has the right until December 19, 2019, but has no obligation, to participate in future capital raisings to maintain its percentage ownership in our company, on the same terms of the April 5, 2019 placement. Because of its ownership interest, including the appointment of two designees, now directors, to our board of directors, and the right to appoint a third director so long as it holds 20% of our issued ordinary shares, it will be able to influence the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other shareholders do not agree. If Life Biosciences votes in favor of the foregoing actions, it will have sufficient voting power to approve such actions and no other shareholder approvals will be required. If a third director is appointed and a current director resigns, as proposed, half of the Board members will be directors nominated by Life Biosciences.

As a result, Life Biosciences will have significant influence over our management and affairs and control over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. This concentration of ownership may also cause, delay, deter or prevent a change in control, and may make some transactions more difficult or impossible to complete without the support of Life Biosciences, regardless of the impact of such transactions on our other shareholders. The interests of Life Biosciences may differ from the interests of other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Sales of ADSs issuable upon exercise of the Warrants issued to Life Biosciences may cause the market price of our ADSs to decline.

The Warrants held by Life Biosciences entitle it to purchase up to 8,996,851 ADSs, representing 539,811,066 of our ordinary shares, at a purchase price per ADS of A$2.70. The sale of such ADSs, or the perception that such sales could occur, may cause the market price of our ADSs to decline or become more volatile. In addition, the fact that Life Biosciences can sell substantial amounts of ADSs in the public market, whether or not sales have occurred or are occurring, could make it more difficult for the Company to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate.

USE OF PROCEEDS

We will not receive the proceeds from the resale of the ADSs by Life Biosciences. We may receive up to an aggregate of to A$24,291,498 from the exercise of the Warrant, assuming the exercise in full of such Warrant. Any proceeds from the exercise of the Warrants will be used for general corporate purposes including, ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound PBT434, and for working capital purposes. We cannot predict when or if the Warrants issued to Life Biosciences will be exercised. It is possible that the Warrants may expire and never be exercised.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of December 31, 2018 as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to our sale of: (i) 30,525,840 ordinary shares at purchase prices per ordinary share ranging from A$0.0402 (A$2.41 per ADS) to A$0.051 (A$3.04 per ADS) pursuant to our At-The- Market facility; (ii) 269,905,533 ordinary shares at a purchase price per ordinary share of A$0.039 (A$2.34 per ADS) to Life Biosciences which closed on April 8, 2019; and (iii) 23,430,949 ordinary shares at a purchase price of $A0.039 (A$2.34 per ADS) in a private placement on April 8, 2019. The table below, however, does not give effect to (i) the issuance and sale of 539,811,066 ordinary shares represented by ADSs issuable upon exercise of the Warrants issued to Life Biosciences pursuant to the Purchase Agreement’ (ii) the issuance of 25,300,000 ordinary shares upon the exercise of outstanding options, or (iii) the issuance of 46,861,898 ordinary shares upon the exercise of warrants issued in the April 8, 2019 private placement. The holder of the such outstanding warrants and options are not obligated to exercise them and, as a result, there can be no assurance that such warrants or options will ever be exercised.

	As of December 31, 2018
	Actual		As Adjusted(1)
Ordinary Shares, no par value, 536,975,050 shares issued and outstanding and 860,837,432 shares issued and outstanding, as adjusted(1)
Issue capital	A$	144,013,274	A$	156,738,447
Reserves		1,212,721		1,212,721
Accumulated losses		134,303,029		134,303,029
Total shareholders’ equity	A$	10,922,966	A$	23,648,139

(1)	The number of ordinary shares issued and outstanding excludes 25,300,000 ordinary shares issuable upon the exercise of options having exercise prices ranging from A$0.07 to A$0.27 per ordinary share and having a weighted average exercise price of A$0.12 per ordinary share, and 586.672,965 ordinary shares issuable upon the exercise warrants having an exercise price of A$0.045 per ordinary share (A$2.70 per ADS).

PRINCIPAL TRADING MARKETS

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, since our initial public offering in March 2000 and now trade under the symbol “ATH.” Our ADSs have traded on the Nasdaq Capital Market since September 2002 and now trade under the symbol “ATHE.” Prior to April 12, 2019, our ordinary shares traded under the symbol “PBT” and prior to April 9, 2019, our ADSs traded under the symbol “PRAN.” Each ADS represents 60 ordinary shares.

Historical information on the trading prices for our ordinary shares can be found on the website of the ASX (www.asx.com.au) and for our ADSs on the website of Nasdaq (www.nasdaq.com).

EXCHANGE RATE INFORMATION

The following tables set forth, for the periods and dates indicated, certain information regarding the rates of exchange of A$1.00 into US$ based on the historical daily exchange rates of the Australian dollar by the Reserve Bank of Australia.

Year Ended June 30,	At Period End	Average Rate	High	Low
	US$	US$	US$	US$
2014	0.9420	0.9187	0.9672	0.8716
2015	0.7680	0.8382	0.9458	0.7114
2016	0.7426	0.7283	0.7812	0.6867
2017	0.7692	0.7545	0.7724	0.7202
2018	0.7391	0.7753	0.8121	0.7353

	High	Low
Month	US$	US$
October 2018	0.7200	0.7034
November 2018	0.7316	0.7130
December 2018	0.7375	0.7051
January 2019	0.7268	0.6945
February 2019	0.7260	0.7072
March 2019	0.7145	0.7009
April 2019	0.7200	0.7025

SELLING SHAREHOLDER

We are registering the resale of 809,716,599 of our ordinary shares represented by 13,495,278 ADSs, which are owned by Life Biosciences, including 539,811,066 ordinary shares, represented by 8,996,851 ADSs issuable upon the exercise of Warrants pursuant to the registration rights provisions of the securities purchase agreement we entered into with it in connection with the private placement that was consummated on April 8, 2019. Life Biosciences is a private biopharmaceutical company, which along with its daughter companies, is focused on development of novel therapies, technologies and drugs to combat the eight pathways of age-related decline. Its work addresses health decline due to aging as a systematic breakdown of the body, rather than a series of isolated events and conditions. The company is headquartered in Boston, Massachusetts and operates a laboratory in Cambridge, Massachusetts and has operations on four continents. The term “Selling Shareholder” includes (i) the entity identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the ordinary shares covered by this prospectus after the date of this prospectus from the named Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with the Selling Shareholder prior to the private placement. Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the Selling Shareholder will sell any or all of the securities.

The information in the table below is based upon information provided by the Selling Shareholder. The Selling Shareholder has represented to us that it did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it acquired the ordinary shares being offered.

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(2)(3) / Percentage of Class	Ordinary Shares Being Offered(3)	Ordinary Shares Beneficially Owned Upon Completion of Offering / Percentage of Class (4)
Life Biosciences LLC (1)	809,716,559/57.81%	809,716,559	—%

(1)	Life Biosciences LLC (“Life Biosciences”) is a Delaware limited liability corporation. The address of Life Biosciences is 75 Park Plaza, Level Three, Boston, MA 02116.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares relating to options and warrants currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The entity named in the table above has sole voting and investment power with respect to all shares shown as beneficially owned by it.

(3)	Based on the ordinary shares outstanding or issuable as of the date of this prospectus, including the 539,811,066 ordinary shares, represented by 8,996,851 ADSs issuable upon exercise of the Warrants. Life Biosciences also has the right until December 19, 2019, but has no obligation, to participate in future capital raisings to maintain its percentage ownership in our company, on the same terms of the April 5, 2019 placement.

(4)	Assuming all ordinary shares being registered for resale hereunder are sold.

PLAN OF DISTRIBUTION

The Selling Shareholders(s), which shall include donees, pledgees, transferees or other successors-in-interest selling ADSs representing ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests in ordinary shares on any stock exchange, market or trading facility on which the ADSs or ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders(s) may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling shareholders(s) to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Shareholders(s) may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or interests in ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or interests in ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Shareholders(s) to include the pledgee, transferee or other successors in interest as Selling Shareholders(s) under this prospectus. The Selling Shareholders(s) also may transfer the ordinary shares or interests in ordinary shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ADSs or interests therein, the Selling Shareholders(s) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares or interests in the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders(s) may also sell ordinary shares or interests in ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares or interests in ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders(s) may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders(s) from the sale of the ADSs or interests in ordinary shares offered by them will be the purchase price of such securities less discounts or commissions, if any. Each of the Selling Shareholders(s) reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or interests in ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders(s) also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders(s) and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders(s) who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares or interest therein to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or interests therein may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or interests in ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders(s) that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders(s) and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders(s) for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders(s) may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders(s) against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders(s) to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF OUR SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to our ordinary shares are as follows:

Dividend rights. If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting. The dividend, however, cannot exceed the amount recommended by our board of directors. Our board of directors may declare an interim dividend. No dividend may be paid except out of our profits.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least twenty-eight (28) days prior to the date of the meeting is required. An extraordinary meeting may be convened by the board of directors, it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital. An extraordinary meeting must be called not more than twenty-one (21) days after the request is made. The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 25% of our issued capital within a 12-month period. Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$15,000 of shares at the applicable price.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents sixty ordinary shares (or a right to receive sixty ordinary shares) deposited with HSBC Custody Nominees (Australia), as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If We Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

• US$3.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
• US$0.005 (or less) per ADS	• Any cash distribution to you
• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
• US$1.50 (or less) per ADR	• Transfers, combination and split-up of ADRs
• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars
• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•      Change the nominal or par value of our shares

•      Reclassify, split up or consolidate any of the deposited securities

•      Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

•	may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation by Reference” below.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the year ended June 30, 2018 and in our Reports on Form 6-Ks incorporated by reference into this prospectus, no reportable material changed have occurred since June 30, 2018.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$2,814
EDGAR and printing fees	1,000
Legal fees and expenses	30,000
Accounting fees and expenses	20,000
Depositary fees and expenses	284,000
Miscellaneous	2,000
Total	$339,814

LEGAL MATTERS

The validity of the securities offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus. Our SEC filings are available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. In addition, we make available, without charge, through our website, www.alteritytherapeutics.com electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F. The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2018;

•

Our Reports on Form 6-K furnished to the SEC on November 16, 2018, November 16, 2018, November 16, 2018, December 28, 2018, January 7, 2019 (presentation relating to the treatment of Neurological Disorders and Appendix 3B and Section 708A Notice), January 31, 2019, January 31, 2019, February 5, 2019, February 28, 2019, February 28, 2019 (including Exhibit 99.1 and Exhibit 99.2), March 6, 2019, March 18, 2019, March 21, 2019, April 5, 2019, April 8, 2019 and April 8, 2019; and

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2018;

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Alterity Therapeutics Limited, Level 3, 62 Lygon Street, Carlton, Victoria 3053 Australia Attn: Philip Hains, Secretary, telephone number +61-3-9824-5254. You may also obtain information about us by visiting our website at http://www.alteritytherapeutics.com. Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

ALTERITY THERAPEUTICS LIMITED

809,716,599 Ordinary Shares represented by

13,495,278 American Depositary Shares

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

May 22, 2019